Exhibit 5.3

中国广州市珠江新城珠江东路6号 广州周大福金融中心 14™层、15层 ™邮编：510623	14/F, 15/F, CTF Finance Centre, No.6,Zhujiang East Road, Zhujiang New Town Guangzhou，P.R.China,510623

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May 19, 2025

Chanson International Holding (the “Company”)

B9 Xinjiang Chuangbo Zhigu Industrial Park,

No.100 Guangyuan Road, Shuimogou District,

Urumqi, Xinjiang, China 830017

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”) and are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof. For this opinion (this “Opinion”) only, the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

We act as the PRC counsel to the Company, a company incorporated under the laws of the Cayman Islands solely in connection with the follow-on public offering (the “Offering”) of up to 25,000,000 units (the “Units”), consisting of one Class A Ordinary Share, par value $0.001 per share (the “Class A Ordinary Shares”), or, in lieu thereof, a pre-funded warrant (each, a “Pre-Funded Warrant”); one series A warrant to purchase one Class A Ordinary Share (each, a “Series A Warrant”); and one series B warrant to purchase one Class A Ordinary Share (each, a “Series B Warrant”) of the Company on the Nasdaq Capital Market, as set forth in the Company’s Registration Statement on FORM F-1 including all amendments thereto (the “Registration Statement”), which are to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933 (as amended).

A. Documents and Assumptions

In rendering this Opinion, we have examined originals or copies of the due diligence documents and other materials provided to us by the Company, the PRC Subsidiary and other UFG Entities (as defined below), and such other documents, corporate records and certificates issued by the relevant Governmental Agencies (as defined below) in the PRC (collectively, the “Documents”).

In reviewing the Documents and for this Opinion, we have assumed without independent investigation that (the “Assumptions”):

(i) all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

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(ii) each of the parties to the Documents, other than the PRC Subsidiary and other UFG Entities, is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party by the laws of its jurisdiction of organization;

(iii) unless otherwise indicated in the Documents, the Documents presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for this Opinion;

(iv) the laws of jurisdictions other than the PRC which may apply to the execution, delivery, performance or enforcement of the Documents are complied with;

(v) all requested Documents have been provided to us and all factual statements made to us by the Company, the PRC Subsidiary and other UFG Entities in connection with this Opinion are true, correct and complete; and

(vi) each of the Documents governed by laws other than the PRC Laws is legal, valid, binding and enforceable per their respective governing laws in all material respects.

B. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

“Chanson International” or “the Company”	means Chanson International Holding, an exempted company with limited liability incorporated under the laws of the Cayman Islands and formerly known as RON Holding Limited.

“Deen Global”	means Deen Global Limited, Chanson International’s wholly-owned subsidiary and a British Virgin Islands company.

“Jenyd”	means Jenyd Holdings Limited, Deen Global’s wholly-owned subsidiary and a Hong Kong company with limited liability.

“the PRC Subsidiary” or “Xinjiang United Family”	means Xinjiang United Family Trading Co., Ltd., a limited liability company organized under PRC laws, and a direct wholly-owned PRC subsidiary of Jenyd.

“BVI”	means the British Virgin Islands.

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“VIE”	means variable interest entity.

“VIE Agreements”	means the contractual agreements entered between Xinjiang United Family and the operator of the VIEs so that the operations of the VIEs are solely for the benefit of Xinjiang United Family and ultimately, the Company, as a result of the Company’s direct ownership in Xinjiang United family.

“United Family Group” or “UFG”	means 55 individually-owned businesses comprising the VIEs in the PRC currently, each a “UFG Entity” and, collectively, the “UFG Entities”.

“PRC Stores”	means 5 stores operated by Xinjiang United Family and 55 VIEs under the “George Chanson” brand in Xinjiang, as listed on Appendix A hereto.

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“the PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court judicial interpretations in the PRC currently in effect and publicly available on the date of this Opinion.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

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C. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(1)	Corporate Structure. Based on our understanding of the current PRC Laws, Deen Global is a direct wholly-owned subsidiary of the Company incorporated in the BVI, Jenyd is a direct wholly-owned subsidiary of Deen Global and an indirect wholly-owned subsidiary of the Company. In October 2020, Jenyd acquired 100% of the equity interests of Xinjiang United Family. Xinjiang United Family as the PRC Subsidiary has been duly organized and is validly existing as a limited liability company with full legal person status, and has received all relevant approvals for its establishment to the extent such approvals are required under applicable PRC Laws. Xinjiang United Family has the capacity and authority to own assets, conduct businesses, and sue and be sued in its own name under the PRC laws. The articles of association, business license and other constitutional documents (if any) comply with the requirements under applicable PRC Laws in all material respects. All the documents (if any) have been approved by relevant competent Governmental Agencies to the extent such approval is required, and are in full force and effect.

Xinjiang United Family currently conducts its business in PRC through PRC Stores, which include 55 individually-owned businesses comprising the VIEs in the PRC, among which 53 of the UFG Entities are owned independently by Mr. Gang Li, the Chief Executive Officer of Xinjiang United Family and two of the UFG Entities is owned independently by Ms. Hui Wang, the General Manager of Xinjiang United Family, and five branch offices of Xinjiang United Family. According to the “Special Administrative Measures for Access of Foreign Investment (Negative List) (2024 Version)”, the Company’s business operation is not subject to regulatory restrictions on foreign-invested enterprises.

(2)	VIE Structure. Based on our understanding of the current PRC Laws, (a) the ownership structure of the PRC Subsidiary and the VIE arrangements between the PRC Subsidiary and the VIEs to control and operate their business, both currently and immediately after giving effect to this Offering, will not result in any violation of the PRC laws or regulations currently in effect; (b) each owner of the VIEs has full power, authority and legal right to execute, deliver and perform their respective obligations in respect of each of the agreements under the contractual arrangements described in the Registration Statement under the caption “The United Family Group” to which they are a party and which is a true, complete and correct list of all VIE agreements to which the owners are subject, and has duly authorized, executed and delivered each of the VIE Agreements to which the owner is a party. The VIE Agreements constitute valid, legal and binding obligations enforceable against each of the parties thereto in accordance with the terms of each of the VIE Agreements, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. To the best of our knowledge after due inquiry, neither owner is in material breach or default in the performance or observance of the VIE Agreements to which they are a party.

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The due execution, delivery and performance of each of the VIE Agreements by the owners and the PRC Subsidiary, and the due consummation of the transactions contemplated thereunder, do not (a) result in any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of any of the UFG Entities or the PRC Subsidiary; (b) result in any violation of any explicit requirements under the PRC Laws; or (c) to the best of our knowledge after due inquiry, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument governed by PRC Laws (each a “Binding Agreement”) known to us to which either owner or the PRC Subsidiary, is a party or by which any of them is bound or to which any of their property or assets is subject. No Governmental Authorizations are required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained. However, any exercise by the PRC Subsidiary of its rights under the relevant Call Option Agreement will be subject to the approval of and/or registration with the Governmental Agencies for the resulting asset transfer and the exercise price for asset transfer under the VIE Agreements complying with the PRC Laws.

Based on our understanding of the current PRC Laws, each UFG Entity has been duly organized and validly existing, and has received all relevant approvals for its establishment to the extent such approvals are required under applicable PRC Laws. Each VIE has the capacity and authority to own assets, conduct businesses, and sue and be sued in its own name (if the UFG Entity has its own registered store name) or in the name of the operator who is registered on the business license (if the UFG Entity has no registered store name) under the PRC laws. Except for 3 food business permits under application, the food business permit, the business license and other constitutional documents (if any) of each UFG Entity comply with the requirements under applicable PRC Laws in all material respects and have been approved by relevant competent Governmental Agencies to the extent such approval is required, and are in full force and effect.

However, since the licensing requirements in the food production and food business industry, particularly in China, are constantly evolving and subject to the interpretation of the competent authorities, the Company may be subject to more stringent regulatory requirements due to changes in the political or economic policies in the relevant jurisdictions or the changes in the interpretation of the scope of food production and food business. We cannot assure that the Company will be able to satisfy such regulatory requirements and the Company may be unable to retain, obtain or renew relevant licenses, permits or approvals in the future.

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(3)	Legal Proceedings. To the best of our knowledge after due diligence, there is no pending or threatened litigation or any other legal proceeding against the PRC Subsidiary or the UFG Entities or the owners of the UFG Entities. None of the PRC Subsidiary or the UFG Entities or the owners of the UFG Entities has taken any action or had any steps been taken or any legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee, a team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of their business licenses or any Governmental Authorizations.

(4)	Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of the PRC Laws or sovereignty, national security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(5)	Statements in the Prospectus. All statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Dividend Policy”, “Business”, and “Regulations” in each case insofar as such statements describe or summarize the PRC legal or regulatory matters, constitute our opinions on such matters in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

D. Qualifications

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1)	Our opinions are limited to the PRC laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

(2)	The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended, or revoked in the future with or without retrospective effect.

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(3)	Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(4)	This Opinion is issued on the basis of our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent legislative, administrative and judicial authorities in the PRC, and there can be no assurance that the Governmental Agencies will ultimately take a view that is not contrary to our opinion stated above.

(5)	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Subsidiary and other UFG Entities and the PRC government officials.

(6)	This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no one part should be extracted and referred to independently.

This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

[SIGNATURE PAGE FOLLOWS]

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Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP (Guangzhou)
Beijing Dacheng Law Offices, LLP (Guangzhou)

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Appendix A

List of the PRC Stores

The following is a complete list of the PRC Stores as of the date of this Opinion, together with their recognized commercial name and relationship to Xinjiang United Family.

	Legal Name of Entity	Commercial Name	Nature of Entity
1	Urumqi Midong District George Chanson Bakery	Midong	Part of UFG – owned 100% by Mr. Gang Li and operated under VIE agreements among Mr. Gang Li, this entity, and Xinjiang United Family
2	Shayibake District Yining Rd. George Chanson Bakery	Dehui Wanda	Same as above
3	Changji George Chanson Bakery	Changji Huijia	Same as above
4	Tianshan District Xinhua North Rd. George Chanson Bakery	Hongshan	Same as above
5	Tianshan District Xinmin Rd. George Chanson Bakery	Beimen	Same as above
6	Tianshan District Minzhu Rd. George Chanson Bakery	Minzhu	Same as above
7	Tianshan District Jianquan No.3 Rd. George Chanson Bakery	Riyue Xingguang	Same as above
8	Tianshan District Jiefang North Rd. George Chanson Bakery	Wanyancheng	Same as above
9	Urumqi Economics and Technology Development District George Chanson Bakery on Kashi West Rd.	Huarun Wanjia	Same as above
10	Xinshi District Changchun South Rd. George Chanson Bakery	Changchun Road	Same as above
11	Xinshi District Beijing Middle Rd. United Family Chanson Bakery	Huijia Third Floor	Same as above
12	Xinshi District Suzhou East Rd. Chanson Bakery	Baishang	Same as above
13	Xinshi District South No.3 Rd. Chanson Bakery	Railway Bureau	Same as above
14	Urumqi Economics and Technology Development District George Chanson Bakery on Xuanwuhu Rd.	Economics Development Wanda	Same as above
15	Shayibake District Youhao South Rd. Chanson Bakery	Hongshan Lifestyle Store	Same as above
16	Shuimogou District South Nanhu Rd. George Chanson Bakery	Nanhu	Same as above

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17	Xinshi District Hebei East Rd. George Chanson Bakery	Hebei Road Huarun	Same as above
18	Urumqi Toutunhe District George Chanson Bakery on Zhongya South Rd.	Degang Wanda	Same as above
19	Shayibake District Karamay West Rd. Chanson Bakery	Xinbei Yuanchun	Same as above
20	Shayibake District Qitai Rd. Hemeijia Chanson Bakery	Dehui Wangda Fourth Floor	Same as above
21	Tianshan District Qingnian Rd. Chanson Bakery	Qingnian Road Haojiaxiang	Same as above
22	Xinshi District Liyushan North Rd. Hemeijia Bakery	Vanke Jincheng Huafu	Same as above
23	Xinshi District Changchun North Rd. Chanson Bakery	Gaoxin Wanda	Same as above
24	Shayibake District Youhao North Road Chanson Coffee Bakery	Soul●Song Meimei No. 2	Same as above
25	Tianshan District Jiefang North Rd. Chanson Coffee Bakery	Soul●Song Wanyan Cheng	Same as above
26	Tianshan District Wenhua Rd. Chanson Coffee Bakery	Soul●Song Wenhua Road	Same as above
27	Tianshan District Minzhu Rd. Heimeijie Coffee and Food Store	Soul●Song Minzhu Road	Same as above
28	Tianshan District Cuiquan Rd. George Chanson Bakery	Vanke Tianshanli	Same as above
29	Tianshan District Cuiquan Rd. Coffee and Food Store	Soul●Song Vanke Tianshanli	Same as above
30	Xinshi District Changchun North Rd. Chanson Coffee and Food Store	Soul●Song Gaoxin Wanda	Same as above
31	Tianshan District Wenhua Rd. Chanson Coffee and Food Store	Soul●Song Mali Hospital	Same as above
32	Urumqi Economics and Technology Development District Toutunhe Chanson Coffee and Food Store	Soul●Song Aidi Dajiang	Same as above
33	Tianshan District Dongquan Rd. United Family Chanson Bakery	Shijie Guanjun No.1	Same as above
34	Tianshan District Dongquan Rd. United Family Bakery	Shijie Guanjun No.2	Same as above
35	Shuimogou District Wenquan North Rd. United Family Chanson Bakery	Shijie Gongyuan	Same as above
36	Xinshi District Changchun South Rd. United Family Bakery	Meiju Phase Three Store	Same as above
37	Xinshi District Changsha Rd. United Family Chanson Bakery	Zhongnan Shangyue Cheng store	Same as above

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38	Xinshi District Yinbin Rd. United Family George Chanson Bakery	Laiyin Zhuangyuan Store	Same as above
39	Xinshi District Suzhou East Rd. United Family Chanson Bakery	Xinzhou City Garden Store	Same as above
40	Tianshan District Dawan South Rd. Hemeijia George Chanson Bakery	Tianshan Vanke	Same as above
41	Shuimogou District Fengxiang Street Hemeijia George Chanson Bakery	Zijin Hui	Same as above
42	Shuimogou District Fengxiang Street Hemeijia Song Coffee and Food Shop	Soul●Song Zijin Hui	Same as above
43	Xinshi District Siping Road Hemeijia George Chanson Bakery	Tongjia Peacock Mansion	Same as above
44	Shayibake District Karamay West Street George Chanson Bakery	Karamay West Street	Same as above
45	Shayibake District, Altay Road, Hemeijia George Chanson Bakery	Jiaheyuan	Same as above
46	Shayibake District, Yangtze River Road, Hemeijia Chanson Bakery	Yangtze River Road	Same as above
47	Xinshi District Hebei East Road George Chanson Hemeijia Bakery	Kangcheng Golf	Same as above
48	Tianshan District, Zhongqiao Second Alley, Meijia Song Coffee and Food Shop	Soul●Song Zhongqiao Second Alley	Same as above
49	Gaoxin District (Xinshi District) Kashi East Road Chanson Hemeijia Bakery	Wuyue Garden City	Same as above
50	Gaoxin District (Xinshi District) Kashi East Road Hemeijia Song Coffee and Food Shop	Soul●Song Wuyue Garden City	Same as above
51	Gaoxin District (Xinshi District) East Station Road Chanson Hemeijia Bakery	Dongzhan Road Four Seasons Flower City	Same as above
52	Urumqi Midong District Chanson Bakery	Midong Wuyue Plaza	Same as above
53	Gaoxin District (Xinshi District) Beijing North Road Chanson Meijia Bakery	Jiafengyuan	Same as above
54	Shuimogou District Hongguangshan Rd. Chanson Bakery	Wuyue Square	Part of UFG – owned 100% by Ms. Hui Wang and operated under agreements among Ms. Hui Wang, this entity, and Xinjiang United Family
55	Xinshi District Beijing South Rd. George Chanson Bakery	Xidan	Same as above
56	Xinjiang United Family Trading Co., Ltd. Tianshan District Chanson Bakery	Tianbai	A branch office of Xinjiang United Family
57	Xinjiang United Family Trading Co., Ltd. Chanson Bakery Urumqi Branch	Wenhua	A branch office of Xinjiang United Family
58	Xinjiang United Family Trading Co., Ltd. Urumqi Meimei Chanson Bakery	Meimei	A branch office of Xinjiang United Family
59	Xinjiang United Family Trading Co., Ltd. Coffee Bakery Branch	Meimei No.3	A branch office of Xinjiang United Family
60	Xinjiang United Family Trading Co., Ltd. Ruitai Chanson Bakery	Ruitai	A store operated by Xinjiang United Family, not a separate legal entity